EXHIBIT 10.6

Dept. of Origin: Human Resources
Originally Adopted: January 1, 2015

Performance-Based Annual Incentive Plan Summary

Blue Hills Bank will provide an annual cash incentive award for all employees of the Bank through the use of a Performance-Based Annual Incentive Plan.

Objective and Purpose:
Blue Hills Bank believes in pay for performance and is committed to a performance-based culture by rewarding employees for the achievement of annual performance goals. The plan is designed to not only reward performance but also drive the overall success of the Company.
Effective Date:
The Plan is effective January 1, 2015.
Plan Year/Performance Period:
The Plan operates on a calendar year basis (January 1st to December 31st).
Participation/Eligibility:
All regular employees (excluding temporary and casual labor employees) of the Bank will be eligible to participate.
Additional eligibility requirements are:

•
All employees must be in good standing with the Bank, meaning that employees must (a) not be on a performance improvement plan at any time during the Plan Year; (b) have had an overall “Meets Expectations” or higher rating on the annual performance evaluation performed during the Plan Year, and (3) have complied with all Bank policies and conduct during the Plan Period.

•	New employees must be employed by September 30th in a given plan year to be eligible for an award.

•	Employees hired after September 30th must wait until the next fiscal year to be eligible to participate.

•	Employees hired before September 30th who works a partial year will receive pro-rated award.

•	Eligible employees who terminate employment due to disability or death can receive a partial award for the year, even if they are not employed as of the award payout date.

•	Employees who terminate employment for reasons other than those noted above, shall not be entitled to an award as employees must be employed as of the award payout date.

Performance Objectives:
The plan will provide annual incentive awards to Plan participants based on overall Company and Department and/or Individual performance objectives. The performance objectives are determined by using the Company’s performance history, peer data, market data, and management’s judgment of what reasonable levels can be reached based on previous experience. Once the targeted performance is established, the minimum and maximum payout levels are also determined. The specific performance criteria for each Plan participant will be determined by management and communicated via an online performance management system. This system clearly define the performance objectives at minimum, target, and maximum levels and will define the potential award opportunity for the Plan participants.
Company Performance - The overall Company performance will be based on the Company’s overall success as measured by criteria determined by the Board and CEO. The percentage of payout for overall Company performance will be allocated based on the specific weighting of the Company goal, the participants’ grade level and the actual performance compared to the pre-determined minimum, target, and maximum performance levels.
Department or Individual performance - Plan participants will also have a portion of their annual incentive award based on a combination of department and/or individual performance criteria. The specific performance criteria used and the weighting of each criterion for the overall incentive award will vary based on job grade.
Incentive Award Payout Levels:
The Plan design incorporates a tiered approach with annual awards that are linked to the achievement of pre-defined performance goals. The tiers differentiate Plan participants by level responsibility. The incentive ranges (as percent of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals. The table below provides the basic Plan design. For nonexempt employees (i.e. Tier IV employees), bonuses will be paid as a percentage of base salary and of any overtime pay earned on that salary.

Tier	Grade	Bonus as % of Salary	Goal Weighting
		Threshold Target Max	Company/Dept Individual
I	22+	20% 40% 60%	100%
II	20-21	15% 30% 45%	75% 25%
III	16-19	10% 20% 30%	75% 25%
IV	14-15	7.5% 15% 22.5%	60% 40%
V	10-13	6% 12% 18%	50% 50%
VI	2-9	3% 5% 7%	25% 75%

Threshold: The minimum level of performance needed to begin to be eligible to receive an incentive award.
Target Performance: The budgeted or expected level of performance during the performance period.
Maximum Performance: The level of performance which would be exceptional or significantly beyond the expected.

Payout Frequency: Awards under this Plan will be paid on an annual basis, no later than March 15 following the end of the Plan Year.

Discretion:
Awards will be fair and based primarily on objective measures. However, if an extraordinary event takes place, the Board of directors has discretion to modify incentive awards.

Claw-back Provision:
If the Compensation Committee determines that a participant received a payout that was based on materially inaccurate financial statements, reviews, gains or any other materially inaccurate criteria used in determining or setting such an award, then the Compensation Committee shall determine the amount of any such payout that was paid as a result of inaccurate information and send the participant a notice of recovery specifying the overpayment amount.

Amendments and Plan Termination:
The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, the Company may add to, amend, modify or discontinue any of the terms of conditions of the Plan at any time with approval from the Board of Directors. The Board of Directors may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate.
Plan Funding:
The monies available to make payouts under the Plan are not set aside in any trust or similar mechanism. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an award under the Plan, nothing contained in the Plan shall give the Participant any rights that are greater than those of a general creditor of the Company and any affiliate. The Plan is not intended to be subject to ERISA.
Section 409A:
The Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted in a manner consistent with that intention. Notwithstanding anything to the contrary contain in this Plan, no particular tax result for any Participant with respect to any income recognized by such Participant in connection with an award granted hereunder is guaranteed, and Participants will be responsible for any federal, state, local, and employment taxes, interest, and penalties imposed in connection with any award granted hereunder, including any such taxes, interest, and penalties occurring under or as a result of Section 409A.
No Guarantee of Employment:
Participation in this Plan does not constitute a guarantee or contract of employment with Blue Hills Bank. Such participation shall in no way interfere with any rights of the Company to determine the duration of a Participant’s employment or the terms and conditions of such employment.
This Plan does not alter the Participant’s at-will employment relationship. Both the Participant and Blue Hills Bank are free to terminate the employment relationship at any time and for any reason.